Exhibit 99.1

FOR IMMEDIATE RELEASE: October 29, 2008

For more information:

Ken Golden

Director, Strategic Public Relations

Deere & Company

309-765-5678

DAVID B. SPEER, ITW CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ELECTED TO DEERE & COMPANY BOARD OF DIRECTORS

MOLINE, Illinois (October 29, 2008) – Deere & Company announced today that its board of directors has elected David B. Speer to the board, effective 15 November 2008. David Speer is the chairman and chief executive officer of Illinois Tool Works Inc. – a premier company that produces engineered fasteners and components, equipment and consumable systems, and specialty products. It employs nearly 60,000 people in 825 business units, and is based in Glenview, Illinois, with operations in 52 countries.

“As leader of a global enterprise with significant manufacturing capabilities, David has the breadth of experience to bring valuable insight and guidance to Deere as it continues to grow all across the world,” said Robert W. Lane, chairman and chief executive officer of Deere & Company. “John Deere is fortunate that David has agreed to join the Deere & Company Board of Directors.”

Speer has a noteworthy record of management responsibility and executive leadership at ITW, where he was named chairman in May 2006 after being elected chief executive officer in August 2005. He had served as president since August 2004.

Speer is a member of the Board of Directors of Rockwell Automation and the Board of Trustees of Northwestern University. He is on the Boards of the Chicago Council on Global Affairs, the Executives’ Club of Chicago, Rush Medical Center, the Museum of Science and Industry, the Economic Club of Chicago and Junior Achievement of Chicago. He is also a member of The Commercial Club and The Business Council.

David Speer joined ITW in 1978 after earning his Masters in Business Administration from The Kellogg School of Business, Northwestern University in 1977. He previously had

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graduated from Iowa State University in 1973 with a Bachelor of Science degree in Industrial Engineering.

The Deere Board has elected Speer to serve on its compensation and pension plan oversight committees. The Deere & Company Board of Directors will now total 14 members, 13 of whom are independent with the addition of David Speer. They include:

•                  Crandall C. Bowles, Chairman, Springs Industries, Inc.;

•                  Vance D. Coffman, Retired Chairman, Lockheed Martin Corporation;

•                  T. Kevin Dunnigan, Retired Chairman, Thomas & Betts Corporation;

•                  Chad Holliday, Chairman and Chief Executive Officer, DuPont;

•                  Dipak C. Jain, Dean, Kellogg School of Management, Northwestern University;

•                  Clayton M. Jones, Chairman, President and CEO, Rockwell Collins;

•                  Arthur L. Kelly, Managing Partner, KEL Enterprises L.P.;

•                  Antonio Madero B., Chairman and Chief Executive Officer, SANLUIS Corporación S.A. de C.V.;

•                  Joachim Milberg, Chairman, Supervisory Board, Bayerische Motoren Werke (BMW) AG;

•                  Richard B. Myers, Retired Chairman of the U.S. Joint Chiefs of Staff;

•                  Thomas H. Patrick, Chairman, New Vernon Capital, LLC; and

•                  Aulana L. Peters, Retired Partner, Gibson, Dunn & Crutcher LLP.

John Deere (Deere & Company - NYSE: DE) is the world’s leading provider of advanced products and services for agriculture and forestry and a major provider of advanced products and services for construction, lawn and turf care, landscaping and irrigation. John Deere also provides financial services worldwide and manufactures and markets engines used in heavy equipment. Since it was founded in 1837, the company has extended its heritage of integrity, quality, commitment and innovation around the globe.

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